UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 26, 2009

VISUAL MANAGEMENT SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-133936	68-0634458
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1000 Industrial Way North, Suite C
Toms River, New Jersey 08755
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (732) 281-1355

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

On June 26, 2009, Visual Management Systems, Inc. (the “Company”) completed its private offering of Series B Convertible Preferred Stock, the initial closing of which occurred on April 1, 2009. A total of 500 shares of Series B Convertible Preferred Stock were issued in the offering, with total net proceeds to the Company of $457,236, after finder’s fees. Of the 500 shares of Series B Preferred Stock sold, 185 were purchased by members of the Company’s board of directors, officers, employees or other insiders of the Company. The shares of Series B Convertible Preferred Stock have a liquidation preference of $1,000 per share and are convertible into a number of shares of Common Stock determined by dividing the liquidation preference by the conversion price of $0.005 per share, which is subject to adjustment to protect against dilution under certain circumstances.

The Company has agreed to issue four shares of Series B Convertible Preferred Stock (included in the 500 total), 1,870,000 shares of Common Stock, warrants to purchase 5,510,000 shares of Common Stock at an exercise price of $.005 per share and pay cash fees in the aggregate amount of $33,000 to finders in connection with the offering.

The Company relied upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder, in connection with the transactions described above.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Visual Management Systems, Inc.
(Registrant)

By:	/s/ Jason Gonzalez

Name:	Jason Gonzalez
Title:	President and Chief Executive Officer

Dated: June 30, 2009